Exhibit 10.40

Restricted Stock Award Agreement

Congratulations on your selection as a Participant in the Hewitt Associates, Inc. Global Stock and Incentive Compensation Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under the Plan and set forth all of the conditions and limitations affecting such rights. Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement. For purposes of this Agreement, “Hewitt” means the Company, its Affiliates, and/or its Subsidiaries.

This Award Agreement refers to awards which are delivered via Restricted Stock.

Overview of Your Restricted Stock Award

1.	Date of Award: The Date of Award is the date you were awarded the Restricted Stock as set forth in the personal statement accompanying the award. (“Date of Award”).

2.	Vesting Period: The Restricted Stock shall vest in accordance with the following:

(a)	Twenty-five percent (25%) of the Restricted Stock will vest, on each of the first, second, third, and fourth anniversaries of July 1, 2005, provided you have continued in the employment of Hewitt through such anniversary or anniversaries (this time period is referred to herein as the “Vesting Period”).

(b)	All restrictions shall lapse and the Restricted Stock shall become one hundred percent (100%) vested upon your termination of employment due to death, provided you have continued in the employment of Hewitt through your date of death.

(c)	All restrictions shall lapse and the Restricted Stock shall become one hundred percent (100%) vested upon your termination of employment due to Retirement or Early Retirement, if such Retirement or Early Retirement occurs at least twelve (12) months after July 1, 2005 and provided you have continued in the employment of Hewitt through your date of Retirement or Early Retirement.

(d)	In the event of your termination of employment due to Retirement or Early Retirement within twelve (12) months after July 1, 2005, all restrictions shall lapse and you shall become one hundred percent (100%) vested in a pro-rated portion of the Restricted Stock, provided you have continued in the employment of Hewitt through your date of Retirement or Early Retirement. The number of Shares that shall vest shall be determined by multiplying the number of Shares of Restricted Stock by a fraction, where the numerator equals the number of complete calendar months that have elapsed since July 1, 2005 and the denominator is twelve (12). Your month of termination will be considered a complete calendar month if your date of Retirement or Early Retirement occurs on or after the 15th day of such month. In the event such pro-ration results in a fractional number of Shares vesting, such number shall be rounded up to the nearest whole number. All Restricted Stock that do not vest as a result of your Retirement or Early Retirement shall be forfeited to the Company.

“Retirement” for purposes of this Award Agreement shall mean your voluntary termination of employment with Hewitt on or after you reach the age of fifty-five (55) and you have completed five (5) years of service with Hewitt and you have elected Retirement benefits. “Early Retirement” for the purposes of this Award Agreement, shall mean your voluntary termination of employment with Hewitt within four (4) years of Hewitt’s initial public offering after you reach age fifty-two (52) and where you have completed ten (10) years of service as an owner and/or former owner of Hewitt Holdings LLC (now Fore Holdings LLC), and you have elected Early Retirement benefits.

If you change your employment status from a full-time Employee to a part-time Employee, you will continue to vest in your Award if you work at least sixty percent (60%) of Hewitt’s Standard Work Time in total during the applicable Annual Vesting Period. If you work less than sixty percent (60%) of Hewitt’s Standard Work Time in an Annual Vesting Period, you will forfeit the portion of the Award related to such Annual Vesting Period to the extent allowed under applicable law. For purposes of this Award Agreement, “Standard Work Time” means forty (40) hours per week; provided, however, allowable time off (including, but not limited to, holidays and vacation) is included when calculating the forty (40) hours per week. “Annual Vesting Period” means each one-year period subsequent to July 1, 2005.

If you take a leave of absence (i) for medical reasons qualifying you for disability benefits or salary continuation benefits in accordance with Hewitt’s disability plans, or (ii) in compliance with any provincial, state, local or national family, medical or other leave law which requires Hewitt to continue to provide benefits under all Hewitt benefit plans, or (iii) which does not exceed twelve (12) weeks, you will continue to vest in your Award. If you take a leave of absence in excess of twelve (12) weeks (excluding allowable time off which includes, but is not limited to, holidays and vacation) during which you do not qualify for disability benefits or salary continuation benefits or during which Hewitt is not required to continue to provide benefits under all Hewitt benefit plans (except for military service as described in the next sentence of this paragraph) during any Annual Vesting Period, you will forfeit the portion of the Award related to such Annual Vesting Period. Notwithstanding anything herein to the contrary, if you take a leave of absence for any service, voluntary or involuntary, in the Armed Forces of the United States, you will continue to vest in your Award.

3.	Termination of Employment for Other Reasons: In the event that your employment with Hewitt terminates for any reason other than those reasons set forth in Paragraphs 2(b) through 2(d), all unvested Restricted Stock you hold at the time of your employment termination shall be forfeited to the Company.

4.	Removal of Restrictions: Upon the vesting of such Restricted Stock in accordance with Paragraphs 2, 6 and 7, the Restricted Stock awarded pursuant to this Award Agreement shall become freely transferable.

5.	Voting Rights and Dividends: During the Vesting Period, you may exercise full voting rights and you shall receive all dividends and other distributions paid with respect to the Shares of Restricted Stock. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability as are the Shares of Restricted Stock with respect to which they were paid.

6.	Change in Control: In the event of a Change in Control, all restrictions on the transferability of outstanding Awards of Restricted Stock as set forth in this Award Agreement shall immediately lapse, and thereafter such Shares shall be freely transferable, subject to applicable federal, state, and local, domestic or foreign, securities laws.

7.	Sale of a Division: If there is a sale of a division of Hewitt and you are an Employee of such division whose employment by Hewitt is terminated as a result of the sale of said division, or you remain employed by Hewitt after the sale of the division but are terminated by Hewitt (other than a termination for Cause) within twenty-four (24) months of the sale of said division, any Vesting Period imposed on Restricted Stock shall lapse upon your termination of employment. Such Shares shall be freely transferable, subject to any applicable federal, state and local, domestic or foreign, securities laws. For purposes of this Award Agreement, “Cause” means:

(i)	Willful and continued failure to substantially perform your duties with Hewitt after a written demand for substantial performance is delivered to you that specifically identifies the manner in which Hewitt believes that you have willfully failed to substantially perform your duties, and after you have failed to resume substantial performance of your duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(ii)	Willful engagement in conduct (other than conduct covered under (i) above) which is injurious to Hewitt, monetarily or otherwise;

(iii)	Breach of any fiduciary duty owed to Hewitt including without limitation, engaging in directly competitive acts while employed by Hewitt; or

(iv)	Conviction of, or plea of guilty or nolo contendere to, a felony.

For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of Hewitt.

8.	Nontransferability: During the Vesting Period, Restricted Stock awarded pursuant to this Award Agreement may not be Transferred other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Restricted Stock is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock, your right to such Restricted Stock shall be immediately forfeited to the Company, and this Award Agreement shall lapse.

9.	Requirements of Law: The awarding of Restricted Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.	Tax Withholding: Hewitt shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to Hewitt an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement. Regardless of any action Hewitt takes with respect to any or all tax withholding (including social insurance contributions and payment on account obligations, if any), you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your beneficiary) and that Hewitt: (a) makes no representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the grant, including the grant, vesting or subsequent sale of Shares acquired as a result of Restricted Stock awarded hereunder and the receipt of any dividends; and (b) does not commit to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate your (or your beneficiary’s) liability for such tax.

11.	Stock Withholding: With respect to withholding required upon any taxable event arising as a result of Restricted Stock awarded hereunder, Hewitt, unless notified otherwise by you in writing within thirty (30) days prior to the taxable event, will satisfy the withholding requirement by withholding Shares having a Fair Market Value equal to the total minimum statutory tax required to be withheld on the transaction, unless prohibited by applicable law. Alternatively, or in addition, Hewitt may sell or arrange for the sale of Shares that you acquire to meet the withholding obligation.

12.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

13.	No Right to Future Grants; No Right of Employment or Continued Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by Hewitt, it is discretionary in nature and it may be modified, suspended or terminated by Hewitt at any time, as provided in the Plan and this Award Agreement; (b) the grant is voluntary and occasional and does not create any contractual or other right to receive future grants; (c) all decisions with respect to future grants, if any, will be at the sole discretion of Hewitt; (d) your participation in the Plan is voluntary; (e) the grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Hewitt and which is outside the scope of your employment contract, if any; (f) the grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (h) this grant shall not confer upon you any right to continuation of employment by Hewitt, nor shall this grant interfere in any way with Hewitt’s right to terminate your employment at any time; (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive Awards and vest in Awards under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act).

14.	Employee Data Privacy: You are hereby notified that Hewitt collects, uses and transfers your personal data, in electronic or other form, to implement, administer and manage your participation in the Plan. Your acceptance of the award agreement by clicking on the “Accept” button associated with this Award constitutes your acceptance of your award agreement and acknowledgement of the data privacy notification below.

Hewitt holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in Hewitt, details of all Options or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). In order to offer the Plan and to comply with applicable law, your personal data may be transferred to Hewitt offices in the United States. In addition, Hewitt may transfer this information to third parties outside your country of residence who assist Hewitt in the implementation, administration and management of the Plan. If you have any questions regarding the collection, use, or disclosure of your personal information for this purpose, please contact your local human resources representative.

15.	Amendment to the Plan: The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval.

16.	Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the Restricted Stock, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Illinois.

18.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.